Private and Confidential




May 3, 2005



Mr. Sean J. Austin
6343 Edloe
Houston, TX 77005

Dear Sean:

I am pleased to offer you the position of Vice President & Controller for Westside Energy. In this position, you will report directly to me as President & Chief Executive Officer with an annual salary rate of $140,000, which will be reviewed annually.

In addition to the above base salary, I propose the following:

         - Start date: May 4, 2005.

         - A grant of 5,000 shares of WECG common stock payable upon your first day of employment.

         - An additional grant of 10,000 shares of WECG common stock on your first day of employment, which will vest completely upon the one-year anniversary date of your first day of employment.

         - An additional grant of 10,000 shares of WECG common stock on your first day of employment, which will vest completely upon the two-year anniversary date of your first day of employment.

         - Employee Benefits: Upon your first day of employment, you will be eligible to receive all standard employee benefits.

         - Vacation: You will be entitled to 15 days vacation in 2005 and 15 days annually thereafter.

Of course, this offer is subject to satisfactory reference checks and board approval. Sean, I hope your response to this offer will be positive. I believe you have the qualities necessary for success at Westside Energy, and I am confident you will find your career with us to be both challenging and rewarding. We definitely want you to join the Westside team and look forward to having a long and productive working relationship with you.

If possible, we would appreciate your written response to this offer as soon as possible. Please sign and accept these terms below and fax your response to me at 713.979.2665. Additionally, feel free to call me in the meantime to address any issues or resolve any questions.

Sincerely




Jimmy D. Wright
President & Chief Executive Officer




Agreed and Confirmed


Sean J. Austin



Date